Exhibit 99.1

Jessica Hansen, Vice President of Investor Relations
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200 | InvestorRelations@drhorton.com
November 8, 2016

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FOURTH QUARTER AND FISCAL 2016 EARNINGS AND INCREASES QUARTERLY DIVIDEND TO $0.10 PER SHARE

FORT WORTH, TEXAS (Business Wire) - November 8, 2016
Fiscal 2016 Fourth Quarter Highlights - comparisons to the prior year quarter

•	Consolidated pre-tax income increased 28% to $433.0 million

•	Consolidated pre-tax profit margin improved 90 basis points to 11.6%

•	Net income increased 19% to $283.6 million or $0.75 per diluted share

•	Homes closed increased 16% to 12,247 homes and 19% in value to $3.6 billion

•	Net sales orders increased 3% to 8,744 homes and 7% in value to $2.6 billion

•	Net cash provided by operations was $529.4 million

Fiscal 2016 Highlights - comparisons to the prior year

•	Consolidated pre-tax income increased 20% to $1.4 billion

•	Consolidated pre-tax profit margin improved 70 basis points to 11.1%

•	Net income increased 18% to $886.3 million or $2.36 per diluted share

•	Homes closed increased 10% to 40,309 homes and 13% in value to $11.8 billion

•	Net sales orders increased 9% to 40,814 homes and 12% in value to $12.0 billion

•	Sales order backlog increased 8% to 11,475 homes and 9% in value to $3.4 billion

•	Book value per common share increased 14% to $18.21

•	Return on inventory improved 260 basis points to 15.4%

•	Net cash provided by operations was $618.0 million

D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that pre-tax income for its fourth fiscal quarter ended September 30, 2016 increased 28% to $433.0 million, compared to $338.8 million in the same quarter of fiscal 2015. The current quarter results include $15.4 million of pre-tax inventory and land option charges to cost of sales and a pre-tax goodwill impairment charge of $7.2 million. Net income for the fourth fiscal quarter increased 19% to $283.6 million, or $0.75 per diluted share, compared to $238.9 million, or $0.64 per diluted share, in the same quarter of fiscal 2015.

For the fiscal year ended September 30, 2016, the Company's pre-tax income increased 20% to $1.4 billion, compared to $1.1 billion in fiscal 2015. The current fiscal year results include $31.4 million of pre-tax inventory and land option charges to cost of sales and a pre-tax goodwill impairment charge of $7.2 million. Net income for the fiscal year ended September 30, 2016 increased 18% to $886.3 million, or $2.36 per diluted share, compared to $750.7 million, or $2.03 per diluted share, in fiscal 2015.

Homebuilding revenue for the fourth quarter of fiscal 2016 increased 18% to $3.7 billion from $3.1 billion in the same quarter of 2015. Homes closed in the quarter increased 16% to 12,247 homes, compared to 10,576 homes in the same quarter of fiscal 2015. Homebuilding revenue for the fiscal year ended September 30, 2016 increased 12% to $11.9 billion from $10.6 billion in fiscal 2015. Homes closed in fiscal 2016 increased 10% to 40,309 homes, compared to 36,648 homes in fiscal 2015.

Pre-tax profit margin for the fourth quarter of fiscal 2016 improved 90 basis points to 11.6% from 10.7% in the same quarter of fiscal 2015. The improvement in pre-tax profit margin for the quarter was driven primarily by a 60 basis point increase in the Company's home sales gross margin. Pre-tax profit margin for fiscal 2016 improved 70 basis points to 11.1% from 10.4% in fiscal 2015. The improvement in pre-tax profit margin for the year was driven primarily by a 40 basis point increase in the Company's home sales gross margin and a 20 basis point decline in homebuilding SG&A expense as a percentage of homebuilding revenues.

Home sales gross margin in the fourth quarter of fiscal 2016 was 20.5%, compared to 19.9% in the same quarter of fiscal 2015 and 20.3% in the third quarter of fiscal 2016. The improvement in gross margin was primarily due to the Company controlling cost increases while also reducing incentives or raising prices when possible. In the current housing market, the Company continues to expect its average home sales gross margin to be around 20%, with quarterly fluctuations that may range from 19% to 21% due to product and geographic mix, purchase accounting adjustments and the relative impact of warranty, litigation and interest costs. Homebuilding SG&A expense as a percentage of homebuilding revenues in the fourth quarter of fiscal 2016 was 8.8%, flat with the same quarter of fiscal 2015. Homebuilding SG&A expense for the quarter included $15.5 million to write off a trade name asset the Company is no longer using and to increase legal reserves for a court decision subsequent to fiscal year end.
Net sales orders for the fourth quarter ended September 30, 2016 increased 3% to 8,744 homes from 8,477 homes in the year-ago quarter, and the value of net sales orders increased 7% to $2.6 billion from $2.5 billion. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the fourth quarter of fiscal 2016 was 28%. Net sales orders for the fiscal year ended September 30, 2016 increased 9% to 40,814 homes from 37,380 homes in fiscal 2015, and the value of net sales orders increased 12% to $12.0 billion from $10.7 billion. The Company's cancellation rate for fiscal 2016 was 23%.

The Company's sales order backlog of homes under contract at September 30, 2016 increased 8% to 11,475 homes from 10,662 homes at September 30, 2015. The value of the backlog increased 9% to $3.4 billion at September 30, 2016 from $3.1 billion a year ago.

The Company's homebuilding return on inventory (ROI) improved 260 basis points to 15.4% in fiscal 2016 from 12.8% in fiscal 2015. Homebuilding ROI is calculated as homebuilding pre-tax income for the year divided by average inventory. Average inventory in the ROI calculation is the sum of ending inventory balances for the trailing five quarters divided by five.

Net cash provided by operations for fiscal 2016 was $618.0 million. The Company ended the year with $1.3 billion of homebuilding unrestricted cash and homebuilding debt to total capital of 29.2%. Homebuilding debt to capital consists of homebuilding notes payable divided by total equity plus homebuilding notes payable.

During the fourth quarter of fiscal 2016, the Company acquired the homebuilding operations of Wilson Parker Homes (Wilson Parker) for approximately $91.9 million in cash, inclusive of a holdback payment and an estimated post-closing adjustment. Wilson Parker operates in Atlanta and Augusta, Georgia; Raleigh, North Carolina; Columbia, South Carolina and Phoenix, Arizona. The assets acquired included approximately 380 homes in inventory, 490 lots and control of an additional 1,850 lots through option contracts. The Company also acquired a sales order backlog of 308 homes valued at $74.1 million. All of the assets acquired were recorded at their estimated fair values, and no goodwill was recorded as a result of the transaction. Subsequent to the acquisition date in September, the Company's fourth quarter results include 66 net sales orders and 81 homes closed from the Wilson Parker operations.

The Company has declared a quarterly cash dividend of $0.10 per common share, an increase of 25% compared to its most recent dividend paid. The dividend is payable on December 12, 2016 to stockholders of record on November 28, 2016.

Donald R. Horton, Chairman of the Board, said, “With 40,309 homes closed in fiscal 2016, D.R. Horton completed its 15th year in a row as the largest builder in the United States. We generated positive cash flows from operations for a second consecutive year while growing both our revenues and pre-tax profits at a double-digit pace. Our consolidated pre-tax income increased 20% to $1.4 billion on revenues of $12.2 billion, and our consolidated pre-tax profit margin improved 70 basis points to 11.1%. Our homebuilding return on inventory improved 260 basis points from a year ago to 15.4%. Cash flow provided by operations was $618.0 million in fiscal 2016, totaling $1.3 billion for the past two fiscal years.

"These results reflect the strength of our experienced operational teams, industry-leading market share, broad geographic footprint and diverse product offerings across our D.R. Horton, Emerald Homes and Express Homes brands. During the fourth quarter, we expanded our product lineup by introducing a new brand, Freedom Homes, focused on offering affordable homes for the active adult buyer seeking a low-maintenance lifestyle.

"We remain focused on growing our revenues and pre-tax profits at a double-digit annual pace, while continuing to generate positive cash flows and improved returns. Based on our solid balance sheet, liquidity, profitability and cash flows, our Board of Directors increased our quarterly cash dividend by 25% to $0.10 per share. With a sales backlog of 11,475 homes, a robust supply of lots and homes and positive sales trends in October, we are excited and ready to capitalize on market opportunities to deliver another strong performance in fiscal 2017.”

D.R. Horton reaffirms its previously issued fiscal 2017 guidance and provides additional guidance for fiscal 2017 including:

•	Consolidated pre-tax profit margin of 11.2% to 11.5%

•	Consolidated revenues of $13.4 billion to $13.8 billion

•	Homes closed between 43,500 homes and 45,500 homes

•	Home sales gross margin around 20%, with potential quarterly fluctuations that may range from 19% to 21%

•	Homebuilding SG&A expense as a percentage of homebuilding revenues of approximately 9.0%

•	Financial services pre-tax profit margin around 30%

•	Income tax rate of approximately 35.0%

•	Diluted share count of approximately 380 million shares

•	Cash flow from operations in the range of $300 million to $500 million

The Company will host a conference call today (Tuesday, November 8th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company's website at investor.drhorton.com.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for fifteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 78 markets in 26 states across the United States and closed 40,309 homes during its fiscal year ended September 30, 2016. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we remain focused on growing our revenues and pre-tax profits at a double-digit annual pace, while continuing to generate positive cash flows and improved returns and that with a sales backlog of 11,475 homes, a robust supply of homes and lots and positive sales trends in October, we are excited and ready to capitalize on market opportunities to deliver another strong performance in fiscal 2017. The forward-looking statements also include that D.R. Horton reaffirms its previously issued fiscal 2017 guidance and provides additional guidance for fiscal 2017 including: consolidated pre-tax profit margin of 11.2% to 11.5%; consolidated revenues of $13.4 billion to $13.8 billion; homes closed between 43,500 homes and 45,500 homes; home sales gross margin around 20%, with potential quarterly fluctuations that may range from 19% to 21%; homebuilding SG&A expense as a percentage of homebuilding revenues of approximately 9.0%; financial services pre-tax profit margin around 30%; income tax rate of approximately 35.0%; diluted share count of approximately 380 million shares and cash flow from operations in the range of $300 million to $500 million.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; the effects of a health and safety incident; the effects of negative publicity; supply shortages and other risks of acquiring land, building materials and skilled labor; the impact of an inflationary, deflationary or higher interest rate environment; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; our ability to effect our growth strategies, acquisitions or investments successfully; the effects of the loss of key personnel; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,
	2016	2015 (1)
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,271.8	$1,354.8
Restricted cash	9.5	9.7
Inventories:
Construction in progress and finished homes	4,034.7	3,501.2
Residential land and lots — developed and under development	4,135.2	4,065.3
Land held for development	137.8	202.3
Land held for sale	33.2	38.2
	8,340.9	7,807.0
Deferred income taxes, net of valuation allowance of $10.3 million and $10.1 million at September 30, 2016 and 2015, respectively	476.3	558.1
Property and equipment, net	139.5	124.8
Other assets	456.2	455.0
Goodwill	80.0	87.2
	10,774.2	10,396.6
Financial Services and Other:
Cash and cash equivalents	31.4	29.0
Mortgage loans held for sale	654.0	631.0
Property and equipment, net	55.9	22.1
Other assets	43.4	72.3
	784.7	754.4
Total assets	$11,558.9	$11,151.0
LIABILITIES
Homebuilding:
Accounts payable	$537.0	$473.0
Accrued expenses and other liabilities	917.1	927.4
Notes payable	2,798.3	3,333.6
	4,252.4	4,734.0
Financial Services and Other:
Accounts payable and other liabilities	40.5	43.7
Mortgage repurchase facility	473.0	477.9
	513.5	521.6
Total liabilities	4,765.9	5,255.6
EQUITY
Common stock, $.01 par value, 1,000,000,000 shares authorized, 380,123,258 shares issued and 372,923,187 shares outstanding at September 30, 2016 and 375,847,442 shares issued and 368,647,371 shares outstanding at September 30, 2015	3.8	3.8
Additional paid-in capital	2,865.8	2,733.8
Retained earnings	4,057.2	3,289.6
Treasury stock, 7,200,071 shares at September 30, 2016 and 2015, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	—	1.4
Stockholders’ equity	6,792.5	5,894.3
Noncontrolling interests	0.5	1.1
Total equity	6,793.0	5,895.4
Total liabilities and equity	$11,558.9	$11,151.0
(1) Certain amounts in the prior year have been reclassified to conform to the current year presentation.

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2016	2015 (1)	2016	2015 (1)
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$3,637.5	$3,052.1	$11,783.1	$10,469.4
Land/lot sales and other	13.5	39.0	78.7	89.6
	3,651.0	3,091.1	11,861.8	10,559.0
Cost of sales:
Home sales	2,890.9	2,444.8	9,403.0	8,393.6
Land/lot sales and other	12.1	37.7	68.2	81.8
Inventory and land option charges	15.4	26.3	31.4	60.3
	2,918.4	2,508.8	9,502.6	8,535.7
Gross profit:
Home sales	746.6	607.3	2,380.1	2,075.8
Land/lot sales and other	1.4	1.3	10.5	7.8
Inventory and land option charges	(15.4)	(26.3)	(31.4)	(60.3)
	732.6	582.3	2,359.2	2,023.3
Selling, general and administrative expense	321.9	272.8	1,100.3	1,003.0
Goodwill impairment	7.2	9.8	7.2	9.8
Other (income) expense	(1.5)	(2.3)	(12.7)	(7.8)
Homebuilding pre-tax income	405.0	302.0	1,264.4	1,018.3
Financial Services and Other:
Revenues	90.3	81.4	295.6	265.0
General and administrative expense	63.0	50.4	220.0	183.0
Interest and other (income) expense	(0.7)	(5.8)	(13.5)	(23.1)
Financial services and other pre-tax income	28.0	36.8	89.1	105.1
Income before income taxes	433.0	338.8	1,353.5	1,123.4
Income tax expense	149.4	99.9	467.2	372.7
Net income	$283.6	$238.9	$886.3	$750.7
Other comprehensive loss, net of income tax	—	(0.8)	(1.4)	(0.8)
Comprehensive income	$283.6	$238.1	$884.9	$749.9
Basic:
Net income per share	$0.76	$0.65	$2.39	$2.05
Weighted average number of common shares	372.8	367.7	371.0	366.3
Diluted:
Net income per share	$0.75	$0.64	$2.36	$2.03
Adjusted weighted average number of common shares	377.3	371.5	375.1	369.8
Other Consolidated Financial Data:
Interest charged to cost of sales	$49.7	$47.5	$169.0	$159.4
Depreciation and amortization	$19.6	$14.4	$61.0	$54.1
Interest incurred	$34.3	$43.0	$152.3	$169.2

(1) Certain amounts in the prior year periods have been reclassified to conform to the current year presentation.

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Fiscal Year Ended September 30,
	2016	2015
	(In millions)
OPERATING ACTIVITIES
Net income	$886.3	$750.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.0	54.1
Amortization of discounts and fees	5.4	5.6
Stock based compensation expense	49.0	42.2
Excess income tax benefit from employee stock awards	(10.0)	(12.3)
Deferred income taxes	75.3	3.1
Inventory and land option charges	31.4	60.3
Gain on sale of debt securities collateralized by residential real estate	(4.5)	—
Goodwill impairment	7.2	9.8
Changes in operating assets and liabilities:
(Increase) decrease in construction in progress and finished homes	(496.2)	63.1
Increase in residential land and lots – developed, under development, held for development and held for sale	(10.3)	(152.6)
Increase in other assets	(16.3)	(29.8)
Increase in mortgage loans held for sale	(12.4)	(154.1)
Increase in accounts payable, accrued expenses and other liabilities	52.1	60.3
Net cash provided by operating activities	618.0	700.4
INVESTING ACTIVITIES
Purchases of property and equipment	(86.1)	(56.1)
Proceeds from the sale of property and equipment	—	56.0
Decrease (increase) in restricted cash	0.2	(0.7)
Net principal decrease (increase) of other mortgage loans and real estate owned	19.7	(8.9)
Proceeds from sale (purchases) of debt securities collateralized by residential real estate	35.8	(14.8)
Payments related to acquisition of a business	(82.2)	(70.9)
Net cash used in investing activities	(112.6)	(95.4)
FINANCING ACTIVITIES
Proceeds from notes payable	—	1,590.7
Repayment of notes payable	(549.7)	(1,456.2)
Proceeds from stock associated with certain employee benefit plans	72.4	61.8
Excess income tax benefit from employee stock awards	10.0	12.3
Cash dividends paid	(118.7)	(91.6)
Net cash (used in) provided by financing activities	(586.0)	117.0
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(80.6)	722.0
Cash and cash equivalents at beginning of year	1,383.8	661.8
Cash and cash equivalents at end of year	$1,303.2	$1,383.8

D.R. HORTON, INC.
($’s in millions)

NET SALES ORDERS
	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2016		2015		2016		2015
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,160	$324.3	1,157	$325.2	4,944	$1,388.5	4,859	$1,319.8
Midwest	394	151.4	354	137.7	1,766	669.2	1,696	641.0
Southeast	2,953	778.5	2,868	754.6	13,616	3,547.3	11,703	3,053.4
South Central	2,344	581.8	2,367	583.2	12,433	3,045.4	11,753	2,849.7
Southwest	409	95.1	408	89.8	1,761	409.0	1,645	364.1
West	1,484	690.1	1,323	563.9	6,294	2,940.8	5,724	2,510.7
	8,744	$2,621.2	8,477	$2,454.4	40,814	$12,000.2	37,380	$10,738.7

HOMES CLOSED
	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2016		2015		2016		2015
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,558	$446.7	1,439	$382.1	5,126	$1,431.0	4,880	$1,323.5
Midwest	499	186.4	487	185.8	1,708	651.7	1,811	665.9
Southeast	3,993	1,025.9	3,226	830.4	13,303	3,459.3	11,093	2,866.2
South Central	3,552	871.2	3,259	792.2	12,249	2,978.5	11,455	2,690.1
Southwest	619	141.4	414	93.1	1,703	388.1	1,499	336.1
West	2,026	965.9	1,751	768.5	6,220	2,874.5	5,910	2,587.6
	12,247	$3,637.5	10,576	$3,052.1	40,309	$11,783.1	36,648	$10,469.4

SALES ORDER BACKLOG
	As of September 30,
	2016		2015
	Homes	Value	Homes	Value
East	1,301	$383.0	1,430	$413.0
Midwest	470	184.0	412	166.4
Southeast	4,053	1,121.7	3,511	977.9
South Central	3,840	1,018.1	3,656	951.3
Southwest	655	150.7	571	124.0
West	1,156	580.5	1,082	514.2
	11,475	$3,438.0	10,662	$3,146.8